Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Record Second Quarter
And Year-to-Date Earnings And Continued Strong Loan Growth

ARLINGTON, Va., Tuesday, July 18, 2006—Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the second quarter and six months ended June 30, 2006.

Second Quarter 2006 Highlights:

•                  Net income of $6.3 million representing a 40.7% increase over second quarter 2005

•                  Diluted earnings per share up 40.0% to $0.28

•                  Loans up 31.6% since June 30, 2005, and 14.3% year-to-date

•                  Efficiency ratio improves further to 44.5%

Peter A. Converse, Chief Executive Officer, commented, “We’re both proud and pleased to report robust earnings, strong loan growth and an improved efficiency ratio in our increasingly competitive market.  The effect of this market pressure on our short-term deposit rates resulted in an 8 basis point decrease in the second quarter net interest margin to 4.19%, from 4.27% in the first quarter.  Considering the significant gain in CD deposits in the first quarter through Washington Post promotional ads, we backed off from the market leading promotions in the second quarter to relieve some of the margin compression. As anticipated, deposit growth slowed considerably in the second quarter, despite a 22% increase quarter-over-quarter in money market accounts. Nonetheless, deposits and repurchase agreements, which are overnight deposit sweeps, increased a combined 22.2% for the first six months as compared to the prior year.”

Converse added, “With our promising loan pipeline and the prospect of adding more loan officers in the third quarter, loan volume is expected to remain strong.  We will continue to maintain prudent underwriting standards that result in our peer-leading asset quality metrics.  While all customer contact officers are focused on generating low-cost deposits,  we will not hesitate to meet the competition head-on with more CD promotions in the third quarter and beyond to fund our loan growth.  We accept that this will put more pressure on our net interest margin in the near-term, but feel it is a valid longer term strategy to maintain our growth momentum.  We also feel that funding loans with higher rate deposits at least provides cross-selling opportunities that Federal Home Loan Bank advances don’t afford.  Our continued branching into new and in-fill markets also will enhance our deposit gathering efforts.”

Converse concluded, “We remain confident that we are up to the challenge of maintaining our high level of performance going forward.”

DETAILED REVIEW OF FINANCIAL PERFORMANCE

Net Income

Second quarter earnings of $6.3 million represented an increase of 40.7% over 2005 second quarter earnings of $4.5 million. On a diluted per share basis, second quarter 2006 earnings were $0.28 compared to $0.20 for the second quarter of 2005, an increase of 40.0%. For the six months ended June 30, 2006, earnings of $12.0 million represents a 36.5% increase over the $8.8 million earned for the same period in 2005, with diluted earnings per share of $0.53 increasing 35.9%. The increases in net income for both the quarter and year-to-date were due to a 27.9% and 27.5% increase in net interest income and a 12.4% and 24.8% increase in non-interest income, while non-interest expense climbed only 16.1% and 21.0%.

Net Interest Income

Net interest income for the second quarter of $17.3 million was up 27.9% compared with $13.6 million for the same quarter last year due to strong loan growth, as the net interest margin decreased eleven basis points from 4.30% in the second quarter of 2005 to 4.19% for the current three-month period. Year-to-date net interest income of $33.5 million was up 27.5%, compared to $26.3 million in 2005, again due to strong loan growth as the net interest margin for the six-month period declined from 4.35% in 2005, to 4.23%. Compared to the first quarter of 2006, the net interest margin is down eight points from 4.27% to 4.19%.  These declines in the margin are the result of significantly higher short-term interest rates, particularly in money market and time deposits, driven by an industry-wide liability mix shift and a continuation of strong competition for deposits in the local market.  Management expects continued margin pressure for the remainder of 2006, with current third quarter expectations remaining above 4.00% and possibly lower results in the fourth quarter.

Non-Interest Income and Non-Interest Expense

Non-interest income of $1.7 million in the second quarter was up 12.4%, from the $1.5 million for  the same period in 2005 and was up $684 thousand, or 24.8%, on a year-to-date basis due primarily to higher levels of deposit account service charges.  On a year-to-date basis, fees and net gains on loans held-for-sale were mostly unchanged from the first half of 2005, while they were down $151 thousand as compared to the second quarter of 2005.  Compared to the first quarter of 2006, non-interest income was generally unchanged.

Non-interest expense increased $1.2 million, or 16.7%, from $7.3 million in the second quarter of 2005, to $8.5 million, and was up $2.9 million, or 21.0%, from $13.8 million for the six months ended June 30, 2005, to $16.7 million year-to-date. Compared to the first quarter of 2006, non-interest expense is up $290 thousand, or 3.5%. The year-over-year increases were due to the opening of the Bank’s eighteenth and nineteenth branch locations in June 2005 and January 2006, the hiring of additional loan and business development officers and other staffing and facilities expansion to support the significant levels of loan and deposit growth. Despite these non-interest expense increases, strong earnings growth allowed the efficiency ratio to improve to 44.5% for the second quarter.  Operating expense may be higher in the second half of the year with the anticipated hiring of additional loan officers, the opening of the Bank’s twentieth branch in August 2006, and up to two more branches expected to be opened by year-end.

Loans

Over the past year, loans, net of allowance for loan losses, increased $348.8 million, or 31.6%, from $1.1 billion at June 30, 2005, to $1.5 billion at June 30, 2006. Growth generally occurred in all categories, with the majority of loan growth occurring in non-farm, non-residential real estate loans and real estate construction loans. Since December 31, 2005, loans are up $181.6 million, or 14.3%, and are up $83.2 million, or 6.1% since March 31, 2006.  Based on the current pipeline, management expects continued strong loan growth.

Deposits and Borrowings

Since June 30, 2005, deposits have increased $206.3 million, or 16.9%, from $1.2 billion to $1.4 billion with savings and interest-bearing demand deposits increasing by $67.9 million, and time deposits growing by $144.7 million.  Of the total $67.9 million in savings and interest-bearing demand deposit growth, money markets increased $104.1 million while now and savings accounts fell by $32.5 and $3.7 million respectively.  Year-to-date deposits are up $184.9 million, or 14.9%, with demand deposits having increased $17.2 million, savings and interest-bearing demand deposits increasing $48.4 million, and time deposits growing by $119.2 million. On a linked quarter basis, deposits increased $36.4 million, with the majority of the growth in demand and money market accounts as time deposits rose only $11.9 million during the period.  The growth in time deposits in 2006 was mostly concentrated in first quarter due to special advertised rates on certificates of deposits ranging from six months to thirteen months in order to help fund strong loan demand.

Repurchase agreements, which represent sweep funds of significant commercial demand deposit customers of the Bank, increased $76.3 million, or 258.9% from $48.0 million at June 30, 2005, to $124.2 million at June 30, 2006, and increased $9.3 million from $114.9 million at March 31, 2006.

Trust Preferred Securities

On December 20, 2005, the Company completed the private placement of an aggregate of $25 million of trust preferred securities through VCBI Capital Trust III, a newly formed trust subsidiary organized under Delaware law. The securities mature on February 23, 2036, and are redeemable at par, at the Company’s option, at any time on or after February 23, 2011, subject to regulatory approval. The securities are redeemable prior to February 23, 2011, at a premium ranging up to 104% of the principal amount thereof, upon the occurrence of certain regulatory or legal events. The securities bear interest on a quarterly basis, at a 6.19% fixed rate until February 23, 2011, at which time the interest rate becomes a variable rate, adjusted quarterly, equal to 142 basis points over three-month LIBOR.  The proceeds from this issuance were used to supplement the Company’s capital for continued growth and other general corporate purposes.

Asset Quality

Asset quality remains strong with non-performing assets and past due loans declining from $3.8 million, or 0.28% of total assets, at June 30, 2005, to $2.6 million, or 0.15%, as of June 30, 2006, and falling $637 thousand from $3.2 million, or 0.19%, at March 31, 2006.  With improved asset quality and despite overall strong loan growth, the provision for loan losses was $955 thousand for the second quarter of 2006 compared to $1.0 million in 2005, and as compared to $1.0 million in the first quarter of 2006.  Year-to-date net charge-offs were $80 thousand compared to a net recovery of $2 thousand for the same period in 2005.

Stockholders’ Equity

Stockholders’ equity is up $24.2 million, or 24.0%, from $100.9 million at June 30, 2005, to $125.0 million at June 30, 2006, due to earnings growth and $2.8 million in net proceeds from the exercise of options and warrants by company directors, officers and employees. On May 12, 2006, a three-for-two split in the form of a 50% stock dividend was paid, increasing the number of shares outstanding by 7.1 million to 21.5 million as of quarter-end.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on July 18, 2006, at 11:00 a.m. Eastern Daylight Time to discuss the second quarter 2006 financial results. The public is invited to listen to this conference call by dialing 866-219-5260 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on July 18, 2006, until 11:59 p.m. Eastern Daylight Time on July 25, 2006. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering passcode 929831.

ABOUT VIRGINIA COMMERCE BANCORP

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through nineteen branch offices, two residential mortgage offices and one investment services office, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne
Executive Vice President and Chief Financial Officer
(703) 633-6120
wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
Summary Operating Results:
Interest and dividend income	$30,594	$20,422	49.8%	$57,835	$38,722	49.4%
Interest expense	13,246	6,856	93.2%	24,335	12,443	95.6%
Net interest and dividend income	17,348	13,566	27.9%	33,500	26,279	27.5%
Provision for loan losses	955	1,031	-7.4%	1,960	1,862	5.3%
Non-interest income	1,735	1,543	12.4%	3,446	2,762	24.8%
Non-interest expense	8,484	7,271	16.7%	16,678	13,785	21.0%
Income before income taxes	9,644	6,807	41.7%	18,308	13,394	36.7%
Net income	$6,278	$4,463	40.7%	$11,992	$8,784	36.5%

Performance Ratios:
Return on average assets	1.47%	1.37%		1.47%	1.41%
Return on average equity	20.64%	18.21%		20.40%	18.43%
Net interest margin	4.19%	4.30%		4.23%	4.35%
Efficiency ratio (1)	44.46%	48.06%		45.14%	47.41%

Per Share Data: (2)
Net income-basic	$0.29	$0.21	38.1%	$0.56	$0.42	33.3%
Net income-diluted	$0.28	$0.20	40.0%	$0.53	$0.39	35.9%
Average number of shares outstanding:
Basic	21,460,389	20,993,865		21,361,637	20,984,744
Diluted	22,768,877	22,433,778		22,684,088	22,422,429

	As of June 30,
	2006	2005	% Change

Selected Balance Sheet Data:
Loans, net	$1,451,864	$1,103,020	31.6%
Investment securities	204,793	155,386	31.8%
Assets	1,728,666	1,394,030	24.0%
Deposits	1,428,393	1,222,068	16.9%
Stockholders’ equity	125,073	100,879	24.0%
Book value per share (2)	$5.82	$4.80	21.3%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	10.84%	9.97%
Bank	7.91%	8.32%
Total qualifying capital:
Company	11.91%	10.99%
Bank	11.67%	10.84%

Asset Quality
Non-performing assets:
Impaired loans	$1,910	$2,815	-32.1%
Non-accrual loans	562	16	3,412.5%
Loans 90+ days past due and still accruing	136	1,003	-86.4%
Total non-performing assets and past due loans	$2,608	$3,834	-32.0%

to total loans:	0.18%	0.34%
to total assets:	0.15%	0.28%
Allowance for loan losses to total loans	1.07%	1.09%
Net charge-offs (recoveries)	$80	($2)
Net charge-offs to average loans outstanding	0.01%	0.00%

	As of June 30,
	2006	2005	% Change

Loan Portfolio:
Commercial	$148,828	$105,654	40.9%
Real estate-one to four family residential	167,950	139,814	20.1%
Real estate-multifamily residential	53,703	57,033	-5.8%
Real estate-nonfarm, nonresidential	640,762	509,930	25.7%
Real estate-construction	453,712	301,303	50.6%
Consumer	7,659	6,708	14.2%
Total loans	$1,472,614	$1,120,442	31.4%
Less unearned income	5,049	5,156	-2.1%
Less allowance for loan losses	15,701	12,266	28.0%
Loans, net	$1,451,864	$1,103,020	31.6%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$145,904	$98,318	48.4%
Domestic corporate debt obligations	6,048	6,035	0.2%
Obligations of states and political subdivisions	1,351	1,363	-0.9%
Restricted stock:
Federal Reserve Bank	1,442	1,442	—
Federal Home Loan Bank	3,034	2,277	33.2%
Community Bankers’ Bank	55	55	—
	$157,834	$109,490	44.2%
Held-to-maturity:
U.S. Government Agency obligations	$37,994	$36,965	2.8%
Obligations of states and political subdivisions	8,965	8,435	6.3%
Domestic corporate debt obligations	—	496	n/a
	$46,959	$45,896	2.3%

(1)          Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)          Adjusted to give effect to a three-for-two stock split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of June 30,
(Unaudited)

	2006	2005
Assets
Cash and due from banks	$29,566	$25,417
Interest-bearing deposits with other banks	1,055	1,021
Securities (fair value: 2006, $202,935; 2005, $155,428)	204,793	155,386
Federal funds sold	—	66,198
Loans held-for-sale	8,785	17,244
Loans, net of allowance for loan losses of $15,701 in 2006 and $12,266 in 2005	1,451,864	1,103,020
Bank premises and equipment, net	8,322	7,344
Accrued interest receivable	7,490	4,906
Other assets	16,791	13,494
Total assets	$1,728,666	$1,394,030
Liabilities and Stockholders’ Equity Deposits
Demand deposits	$205,795	$212,064
Savings and interest-bearing demand deposits	397,968	330,104
Time deposits	824,630	679,900
Total deposits	$1,428,393	$1,222,068
Securities sold under agreement to repurchase and federal funds purchased	124,252	47,986
Trust preferred capital notes	44,344	18,570
Accrued interest payable	4,071	2,571
Other liabilities	2,533	1,956
Commitments and contingent liabilities	—	—
Total liabilities	$1,603,593	$1,293,151
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and un-issued	$—	$—
Common stock, $1.00 par, 20,000,000 shares authorized, issued and outstanding 2006, 21,501,026; 2005, 14,002,959	21,501	14,003
Surplus	30,663	35,325
Retained earnings	75,227	52,357
Accumulated other comprehensive loss, net	(2,318)	(806)
Total stockholders’ equity	$125,073	$100,879
Total liabilities and stockholders’ equity	$1,728,666	$1,394,030

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Interest and dividend income:
Interest and fees on loans	$28,098	$18,823	$53,466	$35,631
Interest and dividends on investment securities:
Taxable	2,012	1,338	3,597	2,696
Tax-exempt	60	59	120	118
Dividends	64	57	127	112
Interest on deposits with other banks	13	7	26	13
Interest on federal funds sold	347	138	499	152
Total interest and dividend income	$30,594	$20,422	$57,835	$38,722
Interest expense:
Deposits	$11,379	$6,136	$20,550	$10,971
Securities sold under agreement to repurchase
and federal funds purchased	1,109	279	2,065	548
Other borrowed funds	—	163	216	374
Trust preferred capital notes	758	278	1,504	550
Total interest expense	$13,246	$6,856	$24,335	$12,443
Net interest income:	$17,348	$13,566	$33,500	$26,279
Provision for loan losses	955	1,031	1,960	1,862
Net interest income after provision for loan losses	$16,393	$12,535	$31,540	$24,417
Non-interest income:
Service charges and other fees	$796	$476	$1,611	$923
Non-deposit investment services commissions	136	115	227	195
Fees and net gains on loans held-for-sale	705	856	1,422	1,461
Other	98	96	186	183
Total non-interest income	$1,735	$1,543	$3,446	$2,762
Non-interest expense:
Salaries and employee benefits	$4,911	$4,349	$9,731	$8,139
Occupancy expense	1,289	1,067	2,556	2,014
Data processing expense	465	354	942	724
Other operating expense	1,819	1,501	3,449	2,908
Total non-interest expense	$8,484	$7,271	$16,678	$13,785
Income before taxes on income	$9,644	$6,807	$18,308	$13,394
Provision for income taxes	3,366	2,344	6,316	4,610
Net Income	$6,278	$4,463	$11,992	$8,784

Earnings per common share, basic (1)	$0.29	$0.21	$0.56	$0.42
Earnings per common share, diluted (1)	$0.28	$0.20	$0.53	$0.39

(1)             Adjusted to give effect to a three-for-two stock split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended June 30,
(Unaudited)

	2006			2005
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$200,856	$2,136	4.29%	$162,191	$1,454	3.63%
Loans, net of unearned income (2)	1,431,803	28,098	7.76%	1,086,567	18,823	6.85%
Interest-bearing deposits in other banks	1,052	13	4.95%	1,017	7	2.68%
Federal funds sold	29,144	347	4.71%	18,541	138	2.94%
Total interest-earning assets	$1,662,855	$30,594	7.38%	$1,268,316	$20,422	6.46%
Other assets	49,328			40,282
Total Assets	$1,712,183			$1,308,598

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$183,869	$755	1.65%	$211,209	$900	1.71%
Money market accounts	193,969	1,628	3.37%	105,470	443	1.68%
Savings accounts	17,080	23	0.54%	20,288	28	0.55%
Time deposits	831,299	8,973	4.33%	596,327	4,765	3.21%
Total interest-bearing deposits	$1,226,217	$11,379	3.72%	$933,294	$6,136	2.64%
Securities sold under agreement to repurchase and federal funds purchased	110,164	1,109	4.04%	48,041	279	2.33%
Other borrowed funds	—	—	—	20,440	163	3.20%
Trust preferred capital notes	43,000	758	6.97%	18,000	278	6.12%
Total interest-bearing liabilities	$1,379,381	$13,246	3.85%	$1,019,775	$6,856	2.70%
Demand deposits and other liabilities	210,822			190,504
Total liabilities	$1,590,203			$1,210,279
Stockholders’ equity	121,980			98,319
Total liabilities and stockholders’ equity	$1,712,183			$1,308,598
Interest rate spread			3.53%			3.76%
Net interest income and margin		$17,348	4.19%		$13,566	4.30%

(1)             Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)             Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.5 million and $989 thousand for the three months ended June 30, 2006 and 2005, respectively.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Six Months Ended June 30,
(Unaudited)

	2006			2005
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$187,514	$3,844	4.14%	$163,459	$2,926	3.63%
Loans, net of unearned income (2)	1,388,348	53,466	7.77%	1,045,702	35,631	6.87%
Interest-bearing deposits in other banks	1,052	26	4.95%	1,014	13	2.53%
Federal funds sold	21,413	499	4.63%	10,443	152	2.89%
Total interest-earning assets	$1,598,327	$57,835	7.30%	$1,220,618	$38,722	6.40%
Other assets	46,618			38,524
Total Assets	$1,644,945			$1,259,142

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$189,943	$1,566	1.66%	$207,287	$1,661	1.62%
Money market accounts	167,334	2,633	3.17%	104,300	815	1.58%
Savings accounts	17,832	48	0.54%	20,286	55	0.55%
Time deposits	789,723	16,303	4.16%	559,068	8,440	3.04%
Total interest-bearing deposits	$1,164,832	$20,550	3.56%	$890,941	$10,971	2.48%
Securities sold under agreement to repurchase and federal funds purchased	105,342	2,065	3.95%	52,068	548	2.12%
Other borrowed funds	9,116	216	4.72%	25,425	374	2.93%
Trust preferred capital notes	43,000	1,504	6.96%	18,000	550	6.08%
Total interest-bearing liabilities	$1,322,290	$24,335	3.71%	$986,434	$12,443	2.54%
Demand deposits and other liabilities	204,110			176,573
Total liabilities	$1,526,400			$1,163,007
Stockholders’ equity	118,545			96,135
Total liabilities and stockholders’ equity	$1,644,945			$1,259,142
Interest rate spread			3.59%			3.86%
Net interest income and margin		$33,500	4.23%		$26,279	4.35%

(1)             Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)             Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2.9 million and $2.0 million for the six months ended June 30, 2006 and 2005, respectively.